ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "**Agreement**") between Gascoyne Wind LLC, a Minnesota limited liability company (the "**GW**"), and Crownbutte Wind Power Inc, a Nevada Corporation (the "**CWP**") takes effect on SEPT 30, 2008. The CWP and GW are referred to individually as a "**Party**" and collectively as the "**Parties**."

RECITALS

The Parties entered into an Asset Purchase and Development Agreement dated December 27, 2006 (the "Original Agreement"), pursuant to which GW purchased and assumed certain assets and liabilities of CWP known as the Gascoyne Wind Farm located in Bowman County, North Dakota.

CWP desires to reacquire, and GW desires to sell, transfer and otherwise convey, the assets and liabilities known as the Gascoyne Wind Farm back to CWP on the terms and subject to the conditions of this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows.

1. **Basic Transaction.**

1.1 **Purchase and Sale of Assets**. On the terms and subject to the conditions of this Agreement, CWP agrees to purchase from GW, and GW agrees to sell, transfer, convey and deliver to CWP, all right, title and interest in, to and under the following assets of GW (collectively, the "**Acquired Assets**"), free and clear of all security interests, liens, claims, charges, restrictions and encumbrances of any nature, in exchange for the Purchase Price (as defined in Section 1.4 below):

(a) those assets identified on **Schedule 1.1(a)** to this Agreement, including, without limitation, together with all related warranties, tools, accessories and spare parts;

(b) all licenses, contracts, agreements and warranties relating to the assets identified on **Schedule 1.1(a)** to this Agreement (collectively, the "**Contracts**");

(c) all of GW's books, records and other documents and information relating to the assets identified on **Schedule 1.1(a)** to this Agreement;

(d) all permits, licenses and other governmental approvals held by GW relating to the assets identified on **Schedule 1.1(a)** to this Agreement;

(e) GW's interest in and benefits under insurance policies relating to the assets identified on **Schedule 1.1(a)** to this Agreement; and

(f) all intellectual property, and its associated goodwill(collectively, "**Intellectual Property**"), owned by, licensed to or otherwise controlled by GW or used in, developed for use of or necessary to the operation of those assets identified on **Schedule 1.1(a).**

1.2 **Excluded Assets**. CWP will not purchase and GW will not sell any of the assets not specifically identified in Section 1.1 (collectively, the "**Excluded Assets**"), including, without limitation, the assets set forth on **Schedule 1.2** to this Agreement.

1.3 **Liabilities**.

(a) **Generally No Assumption of Liabilities**. Except for the Assumed Liabilities (as defined below), CWP does not assume and is not liable for GW's obligations, claims, indebtedness or liabilities of any kind, whether obsolete or contingent, liquidated or unliquidated, due or not yet due, accrued or not accrued, secured or not secured. GW is solely responsible for all of its liabilities, obligations and undertakings other than the Assumed Liabilities.

(b) **Assumed Liabilities**. On the terms and subject to the conditions of this Agreement, CWP will assume the liabilities of GW set forth on **Schedule 1.3(b)** (collectively, the "**Assumed Liabilities**"). GW is solely responsible and liable for making all payments due under, and curing all defaults arising under or relating to, the Assumed Liabilities prior to the Closing Date.

1.4 **Purchase Price**. CWP agrees to pay to GW $325,000 (the "**Purchase Price**") by delivery of cash payable by wire transfer or delivery of other immediately available funds, within 24 hours of signing this agreement; and GW agrees to waive any rights it may have had to receive further payments under the Original Agreement.

1.6 **The Closing**. The closing of the transactions contemplated by this Agreement (the "**Closing**") will take place at a location of the Parties' mutual agreement on or before September 30, 2008, or any other date as the Parties may determine (the "**Closing Date**").

1.7 **CWP's Deliveries at the Closing**. CWP will make the following deliveries at the Closing:

(a) executed and acknowledged (if appropriate) certificates, instruments and documents that GW and its counsel may reasonably request;

(b) the Purchase Price to GW;

(c) executed Assignment and Assumption Agreement relating to the Acquired Assets and the Assumed Liabilities, in the form attached as **Exhibit __** to this Agreement; and

(d) all other deliveries required pursuant to Section 6.1.

1.8 **GW's Deliveries at the Closing**. GW will make the following deliveries at the Closing:

(a) executed and acknowledged (if appropriate) certificates, instruments and documents that the CWP and its counsel may reasonably request; including a resolution by GW for the sale of the Gascoyne Wind Farm and authorization for a representative of GW to execute all documents in connection with the sale.

(b) executed Assignment and Assumption Agreement;

(c) executed Interconnection Agreement, in the form attached as **Exhibit __** to this Agreement;

(d) executed Bill of Sale for the Acquired Assets, in the form attached as **Exhibit__** to this Agreement; and

(e) all other deliveries required pursuant to Section 6.2.

2. **Representations and Warranties of the GW.** GW represents and warrants to CWP that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the attached disclosure schedule accompanying this Agreement (**"GW's Disclosure Schedule**"). GW's Disclosure Schedule will be arranged in paragraphs corresponding to the sections contained in this Section 2.

2.1 **Organization, Qualification and Power**. GW is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Minnesota. GW is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification is required. GW has full corporate power and authority and all permits and licenses necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it.

2.2 **Authorization of Transaction; Members**. The GW has full power and authority, corporate or otherwise, to enter into and perform its obligations under this Agreement. In addition, the board of governors has, and GW's members have, duly authorized the execution and performance of this Agreement and the ancillary documents to which GW is a party. This Agreement and the ancillary agreements to which GW is a party constitute valid and legally binding obligations of GW, as applicable, enforceable in accordance with their respective terms and conditions.

2.3 **Noncontravention**. Neither the execution and the delivery of this Agreement or the ancillary documents to which GW is a party, nor the consummation of the

contemplated transactions will (a) violate any law, order or regulation to which GW is subject; (b) violate any provision of the articles or operating agreement of GW; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which GW is a party or is bound or to which GW's assets are subject.

2.4 **Title to Assets.** The Acquired Assets are free and clear of all security interests, liens, encumbrances of any nature, infringements, licenses, liens or claims of third parties. GW has good and marketable title to, a valid license to or a valid leasehold interest in the Acquired Assets.

2.5 **Financial Statements.** Attached to the GW's Disclosure Schedule is the profit and loss statements of the Gascoyne Wind Farm (the "**Financial Statements**"). The Financial Statements are true, complete and correct. The Financial Statements have been prepared in accordance with the general accepted accounting principles applied on a consistent basis throughout the periods covered. The Financial Statements accurately present the financial condition of the Gascoyne Wind Farm.

2.6 **Events Subsequent to Most Recent Fiscal Year End; Undisclosed Liabilities.** Since January 1, 2008, there has been no material adverse change in the business, financial condition, operations, results of operations or future prospects of the Gascoyne Wind Farm. GW has no obligations or liabilities of any kind that would have a material adverse effect upon the Acquired Assets or to which the Acquired Assets are subject.

2.7 **Legal Compliance; Litigation.** GW has complied with all applicable laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or, to the knowledge of GW, alleged against it. There are no pending or threatened claims, actions, suits, proceedings, hearings or investigations affecting the Acquired Assets. GW is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or governmental agency.

2.8 **Tax Matters.** GW has filed all tax returns that it was required to file. All such tax returns were correct and complete in all material respects. GW has paid all federal, state, local or foreign taxes owed by GW, whether or not disputed.

2.9 **Intellectual Property.** GW owns or has the right to use all Intellectual Property necessary for the operation of the Acquired Assets. Each such item of Intellectual Property will be available for use by CWP on identical terms and conditions immediately subsequent to the Closing. GW has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties.

2.10 **Tangible Assets.** GW owns or leases all buildings, machinery, equipment and other tangible assets necessary for the use and operation of the Acquired Assets as

presently operated. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

2.11 **Contracts.** Section 2.14 of GW's Disclosure Schedule lists all material contracts and other agreements (including insurance policies), whether written or oral, relating to the Acquired Assets to which GW is a party. GW has delivered to CWP a correct and complete copy of each written agreement listed in Section 2.14 of GW's Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 2.14 of GW's Disclosure Schedule. With respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable and in full force and effect; (b) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in breach or default; (d) no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (e) no party has repudiated any provision of the agreement.

2.12 **Notes and Accounts Receivable.** All notes and accounts receivable of the Gascoyne Wind Farm are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

2.13 **Guaranties.** GW is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other person or entity.

2.14 **Environmental.** To the best of GW's knowledge, GW has complied and is in compliance with all environmental, health and safety laws, including all federal, state, local and foreign laws, administrative orders, determinations and regulations concerning public health and safety, workers health and safety, and pollution or protection of the environment.

2.15 **Business Relationships.** GW is not aware of any facts which indicate that any material or significant customers, vendors or suppliers of GW intend to cease doing business with GW (or intend to stop doing business with CWP after the Closing). None of GW's members and their affiliates has been involved in any business arrangement or relationship with GW within the past 12 months, and none of the GW's members or their affiliates own any asset, tangible or intangible, that is used in the operation of the Acquired Assets.

2.16 **Consents.** No consent approval, authorization or order of any court, governmental agency or body, or third party is required for GW to consummate the transactions contemplated by this Agreement.

2.17 **Other Information**. The information concerning GW set forth in this Agreement and the schedules and exhibits attached to this Agreement and any statement or certificate of GW furnished or to be furnished to CWP pursuant to this Agreement, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

3. **Representations and Warranties of the CWP**. CWP represents and warrants to the GW that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule of CWP accompanying this Agreement ("**CWP's Disclosure Schedule**"). CWP's Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 3.

3.1 **Organization, Qualification and Power**. The CWP is a Corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada. CWP is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification is required. CWP has full corporate power and authority and all permits and licenses necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage, and to own and use the properties owned and used by it.

3.2 **Authorization of Transaction**. CWP has full power and authority, corporate or otherwise, to enter into and perform its obligations under this Agreement. In addition, the board of directors has, and the officers of CWP have, duly authorized the execution and performance of this Agreement and the ancillary documents to which CWP is a party. This Agreement and the ancillary documents to which CWP is a party constitute the valid and legally binding obligations of CWP, enforceable in accordance with their respective terms and conditions.

3.3 **Noncontravention**. Neither the execution and the delivery of this Agreement or the ancillary documents to which CWP is a party, nor the consummation of the contemplated transactions will (a) violate any law, order or regulation to which CWP is subject; (b) violate any provision of the articles or operating agreement of CWP; or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which CWP is a party or is bound or to which any of CWP's assets are subject.

4. **Pre-Closing Covenants**. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

4.1 **General**. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

4.2 **Notices and Consents**. GW will give any required notices to third parties, and GW will use its reasonable best efforts to obtain any third party consents, that are necessary or that CWP reasonably may request. Each of the Parties will give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of any governmental authority necessary in connection with the transactions contemplated by this Agreement.

4.3 **Preservation and Operation of Acquired Assets**. GW will keep and maintain the Acquired Assets in substantially the same condition as of the effective date of this Agreement.

4.4 **Full Access**. GW will provide CWP and its representatives at all reasonable times, upon reasonable prior notice, full access to all premises, properties, personnel, contracts and documents of or pertaining to the Acquired Assets.

5. **Post-Closing Covenants**.

5.1 **Further Assurances**. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and its contemplated transactions, each of the Parties will take such further action (including the execution and delivery of further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification under Section 7).

5.2 **Litigation Support**. In the event any Party is contesting or defending an action, suit, proceeding, hearing, investigation, charge complaint or demand in connection with (a) any transaction contemplated under this Agreement, or (b) any fact, situation, transaction or failure to act on or prior to the Closing Date involving GW, each of the other Parties will cooperate with the contesting or defending Party, including providing testimony and access to books or records, all at the sole cost of the defending or contesting Party (unless the defending or contesting Party is entitled to indemnification under Section 7 of this Agreement).

5.3 **Confidentiality**. Any information concerning the business and affairs of GW not already generally available to the public is considered to be confidential information ("**Confidential Information**"). The Parties will treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement and the transactions contemplated by this Agreement or with the written consent of the other Parties.

6. **Closing Conditions**.

6.1 **Conditions to Obligation of CWP**. The obligation of CWP to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Section 2 will be true and correct in all material respects at and as of the Closing Date;

(b) GW will have performed and complied with all of its, his or her covenants in all material respects through the Closing;

(c) GW will have procured all required governmental and third party consents, authorizations and approvals;

(d) No action, suit or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would adversely affect any of the transactions contemplated by this Agreement, the right of CWP to own or operate the Acquired Assets;

(e) GW will have entered into the ancillary agreements identified in Section 1.8 of this Agreement, and all such agreements must be in full force and effect;

(f) There will not have occurred a material adverse change in GW's business, operations, properties, financial condition, assets (including the Acquired Assets), liabilities or prospects, individually or collectively;

(g) GW will have delivered such other documents and instruments as are reasonably necessary or appropriate to effect the consummation of the contemplated transactions or that may be required under any laws or any agreements to which GW is a party; and

(h) CWP will have obtained on terms and conditions reasonably satisfactory to it all of the financing it needs in order to consummate the contemplated transactions.

6.2 **Conditions to Obligation of GW**. The obligation of the GW to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties set forth in Section 3 above will be true and correct in all material respects at and as of the Closing Date;

(b) CWP will have performed and complied with all of its covenants in all material respects through the Closing;

(c) No action, suit or proceeding will be pending or threatened before any court, quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would adversely affect any of the transactions contemplated by this Agreement, the right of GW to sell the

Acquired Assets, or the right of CWP to utilize and operate the Acquired Assets;

(d) CWP will have entered into the ancillary agreements identified in Section 1.7 of this Agreement, and all such agreements must be in full force and effect; and

(e) CWP will have delivered other documents and instruments as are reasonably necessary or appropriate to effect the consummation of the contemplated transactions or that may be required under any laws or any agreements to which CWP is a party.

6.3 **Waiver**. A Party may waive an obligation owed to it by another Party under this Section 6 by executing a written statement of such waiver prior to or at the Closing.

7. **Remedies for Breaches of this Agreement.**

7.1 **Survival of Representations, Warranties and Covenants**. Notwithstanding any investigation made by or on behalf of any of the Parties or the results of any investigation, and notwithstanding the participation of Party in the Closing, all of the representations and warranties of CWP and GW, contained in this Agreement will survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of the Closing) and continue in full force and effect for a period of eighteen months from the Closing Date. Likewise, the covenants set forth in this Agreement will survive for a period of eighteen months from the Closing Date, unless a shorter period of survival is specifically set forth in this Agreement.

7.2 **Indemnification for the Benefit of CWP.** In the event GW breaches (or in the event any third party alleges facts that, if true, would mean GW has breached) any representations, warranties or covenants contained in this Agreement, and if there is an applicable survival period pursuant to Section 7.1 (provided that CWP makes a written claim for indemnification against GW within the survival period), then GW agrees to indemnify CWP from and against any actions, suits, proceedings, investigations, charges, complaints, claims, demands CWP may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such breach (or alleged breach).

In the event of any claim by CWP under this Section 7.2, CWP will be entitled to exercise all remedies provided by law and/or equity; provided, however, GW will not be obligated to make any payment to CWP for any indemnification claim under this Section 7.2 until 30 days after CWP provides notice to GW of such claim, during which period GW will have the right, on behalf of CWP, to attempt to reduce or eliminate the amount of the indemnification claim.

7.3 **Indemnification of GW** . In the event CWP breaches (or in the event any third party alleges facts that, if true, would mean CWP has breached) any

representations, warranties or covenants contained in this Agreement, and if there is an applicable survival period pursuant to Section 7.1, provided that GW makes a written claim for indemnification against CWP within the survival period, then CWP agrees to indemnify GW from and against any actions, suits, proceedings, investigations, charges, complaints, claims, demands GW may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of or caused by such breach (or alleged breach).

In the event of any claim by the GW under this Section 7.3, GW will be entitled to exercise all remedies provided by law and/or equity; provided, however, that CWP will not be obligated to make any payment to the GW for any indemnification claim under this Section 7.3 until 30 days after the GW provides notice to CWP of such claim, during which period CWP will have the right, on behalf of GW, to attempt to reduce or eliminate the amount of the indemnification claim.

7.4 **Adjustment to Purchase Price**. All indemnification payments under this Section 7 will be deemed adjustments to the Purchase Price.

7.5 **Other Indemnification Provisions**. The above indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy (including without limitation any such remedy arising under environmental, health and safety requirements) any Party may have with respect to GW or the transactions contemplated by this Agreement.

8. **Termination**.

8.1 **Termination of Agreement**. The Parties may terminate this Agreement as provided below:

(a) CWP and GW may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) CWP may terminate this Agreement by giving written notice to GW on or before the 15th day following the date of this Agreement if CWP is not reasonably satisfied with the results of its continuing business, legal and accounting due diligence regarding GW;

(c) CWP may terminate this Agreement by giving written notice to GW at any time prior to the Closing (i) in the event GW has breached any material representation, warranty or covenant contained in this Agreement in any material respect, CWP has notified GW of the breach and the breach has continued without cure or written waiver of the breach by CWP for a period of 15 days after the notice of breach, or by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from CWP itself breaching any representation, warranty or covenant contained in this Agreement); and

(d) GW may terminate this Agreement by giving written notice to CWP at any time prior to the Closing (i) in the event CWP has breached any material representation, warranty or covenant contained in this Agreement in any material respect, GW has notified CWP of the breach and the breach has continued without cure or written waiver of the breach by GW for a period of 15 days after the notice of breach, or by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from GW itself breaching any representation, warranty or covenant contained in this Agreement).

8.2 **Effect of Termination**. If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties under this Agreement will terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

9. **Miscellaneous**.

9.1 **No Third-Party Beneficiaries**. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.2 **Entire Agreement**. This Agreement and any documents, certificates or other instruments delivered pursuant to this Agreement constitute the entire agreement between the Parties and supersede any and all prior understandings, agreements or representations by or between the Parties, written or oral.

9.3 **Succession and Assignment**. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Parties.

9.4 **Counterparts and Facsimile Signatures**. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, and by facsimile.

9.5 **Notices**. Any notice, offer, request, demand, claim or other communication provided for by this Agreement must be in writing and will be deemed given or delivered when delivered by hand, transmitted by facsimile or three days after the day when deposited in the United States mail, certified or registered, return receipt requested, postage prepaid and properly addressed to the intended recipient as set forth below:

If to CWP:

Crownbutte Wind Power INC
111 – 5th Ave NE
Mandan, North Dakota 58554-3522
Attn: Timothy H. Simons

Telephone: (701) 667-2073
Facsimile: (701) 667-2083

If to the GW:

Gascoyne Wind, LLC
1058 Centerville Circle
Vadnais Heights, MN 55127
Attn: Gregory J. Jaunich

Telephone: (651) 762-1200 Ext. 11
Facsimile: (651) 762-1288

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.

9.6 **Governing Law; Consent to Jurisdiction.** This Agreement will be governed by and construed in accordance with the domestic laws of the State of North Dakota without giving effect to any choice or conflict of law provision or rule. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Morton County, North Dakota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect to the action or proceeding may be heard and determined there.

9.7 **Amendments and Waivers**. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement.

9.8 **Severability**. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.9 **Expenses**. Whether or not the transactions under this Agreement are consummated, CWP, GW will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and these transactions.

9.10 **Press Releases and Public Announcements**. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party.

9.11 **Specific Performance**. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party is entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement in any action instituted, in addition to any other remedy to which it may be entitled, at law or in equity.

9.12 **Tax Matters**. GW is responsible for and will pay all federal, state and local taxes relating to the transactions contemplated by this Agreement, including without limitation, any income, payroll, employment, excise, real property, personal property, sales use or transfer tax, except those taxes based on CWP's net income.

The Parties have executed this Agreement as of the date first above written.

Gascoyne Wind LLC

[signature]

By GREGORY J. JABLONICH

Its MANAGER

Crownbutte Wind Power INC

____

By ______________________

Its ______________________

____

By ______________________

Its ______________________

SCHEDULE 1.3 (b)

NONE

SCHEDULE 1.8 (a)

ACTION BY THE GOVERNORS
OF
GASCOYNE WIND LLC

The undersigned, being all of the Governors of Gascoyne Wind LLC, a Minnesota limited liability company, hereby take the following action pursuant to Section 322B.656 of the Minnesota Statutes:

Authorization to Approve Sale.

RESOLVED, That Gregory J. Jaunich, Chief Manager, is authorized to execute the Asset Purchase Agreement between Gascoyne Wind LLC, and Crownbutte Wind Power Inc., dated September 30, 2008, and it is acknowledged that Gregory J. Jaunich has the authority to execute all certificates, instruments, and documents in connection with the sale.

Executed as of the 29th day of September, 2008

By: [signature]

GREGORY J. JAUNICH

CHIEF MANAGER

SCHEDULE 1.8 (c)

The Interconnection Agreement, in the form attached to this agreement has not materially changed since the original asset purchase and no notices have been received by Gascoyne Wind LLC regarding this agreement from MISO. The Interconnection Agreement has not been activated by Gascoyne Wind LLC.

Exhibit A

Seller's Deliveries at Closing

Executed Bill of Sale for the Acquired Assets

Gascoyne Wind LLC hereby acknowledges receipt of payment in full in accordance with the Asset Purchase Agreement dated September 30, 2008. Gascoyne Wind LLC hereby acknowledges that CWP has performed all of its obligations with respect to the Asset Purchase Agreement dated September 30, 2008

Gascoyne Wind LLC

[signature]

By GREGORY J. JAURICH

Its MANAGER

Crownbutte Wind Power INC

[signature]

By Timothy H. Simons

Its President & CEO

[signature]

By Dan Gefroh

Its Secretary/Treasurer